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                                                                Exhibit 4(a)
                                        LEONARD H. LILLARD, IV, CFA
ThePRUDENTIAL [logo]                    Vice President

                                        PRUDENTIAL CAPITAL GROUP
                                        Two Prudential Plaza, Suite 5600
                                        Chicago, IL 60601-6716
                                        312 540-4216  Fax: 312 540-4222



            October 31, 1994



The Lincoln Electric Company
22801 St. Clair Avenue
Cleveland, Ohio  44117

Attention:  Chief Financial Officer


Ladies and Gentlemen:

Reference is made to that certain Note Agreement dated November 20, 1991 (as amended from time to time, the "Note Agreement") between The Lincoln Electric Company, an Ohio corporation (the "Company"), and The Prudential Insurance Company of America ("Prudential"), pursuant to which the Company issued and sold and Prudential purchased the Company's 8.73% senior note in the original principal amount of $75,000,000, due November 26, 2003 (the "Note"). Pursuant to that certain letter agreement dated March 18, 1993, the interest rate on the Note was increased to 8.98% per annum. Unless otherwise defined herein, capitalized terms used herein shall have the meanings assigned to such terms in the Note Agreement.

The Company has advised Prudential that it proposes to enter into a second amendment, dated as of the date hereof (the "Bank Amendment"), to that certain Credit Agreement dated as of March 18, 1993 (the "Credit Agreement") among the Company, the banks listed therein (the "Banks") and Society National Bank, as agent (the "Agent"). In order to satisfy a condition to closing under the Bank Amendment and the requirements of the Note Agreement, the Company desires to modify the terms of the Note Agreement in accordance with this letter. A copy of the Bank Amendment is attached hereto as EXHIBIT F.

Pursuant to the request of the Company and in accordance with the provisions of paragraph 11C of the Note Agreement, Prudential and the Company hereby agree as follows:

  SECTION 1. AMENDMENT. From and after the date this letter becomes effective in accordance with its terms, the Note Agreement is amended as follows:
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The Lincoln Electric Company
October 31, 1994
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  1.1  REFERENCES TO BANK AGREEMENT AND CREDIT AGREEMENT.  Paragraph 10B of the
Note Agreement is amended to delete the defined term "Credit Agreement" appearing therein and to add thereto the following definition in alphabetical order:

      "BANK AGREEMENT" and "CREDIT AGREEMENT" shall mean and refer to that certain Credit Agreement dated as of March 18, 1993 among the Company, the banks listed therein and Society National Bank, as agent, as modified by the amendment thereto dated as of November 19, 1993, a copy of which is attached hereto as EXHIBIT E and as further modified by the amendment thereto dated as of October 31, 1994, a copy of which is attached hereto as EXHIBIT F."

  1.2 NEW EXHIBIT F. The Note Agreement is hereby amended to add thereto, the Bank Amendment which is attached hereto as EXHIBIT F.

  SECTION 2. EFFECT OF CHANGES TO CREDIT AGREEMENT. All references herein to sections of the Credit Agreement and the Company's compliance with the terms thereof as required hereunder shall be based upon the Credit Agreement as in effect on March 18, 1993, as modified by the amendments attached as EXHIBIT E and EXHIBIT F to the Note Agreement, without giving effect to any other amendment, waiver or other modification of the Credit Agreement unless the Company shall have obtained the written consent of the Required Holder(s) to any such amendment, waiver or modification. No termination of the Credit Agreement in whole or in part shall affect the continued applicability of the sections of the Credit Agreement referred to herein.

  SECTION 3. REPRESENTATION AND WARRANTY. The Company hereby represents and warrants that this letter and the Substitute Note are legally valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to creditors' rights generally or general principles of equity.

  SECTION 4. CONDITIONS PRECEDENT. This letter shall become effective only on the first date on which all of the following conditions precedent shall have been satisfied:

  (i) Prudential shall have received a duly executed counterpart of this letter signed by the Company; and

  (ii) Prudential shall have received a fully executed copy of the Bank
       Amendment.
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The Lincoln Electric Company
October 31, 1994
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  SECTION 5.  GOVERNING LAW.  This letter amendment shall be governed by the internal laws and decisions of the State of Ohio.

  SECTION 6. MISCELLANEOUS. Except as specifically set forth in this letter, the Company's obligations under the Note Agreement are neither altered nor amended, and all terms and conditions of the Note Agreement remain in full force and effect. Upon the effectiveness of this letter, each reference to the Note Agreement shall mean and be a reference to the Note Agreement as amended by this letter. This letter may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

                                Sincerely,

                                THE PRUDENTIAL INSURANCE COMPANY
                                  OF AMERICA



                                By: /s/ Leonard H. Hilliard
                                    ----------------------------
                                    Vice President


Acknowledged and Agreed:

THE LINCOLN ELECTRIC COMPANY



By:  /s/ D. F. Hastings
     ------------------------
Its: Chairman and
     ------------------------
     Chief Executive Officer

By:  /s/ H. Jay Elliot
     ------------------------
Its: Chief Financial Officer, Treasurer
     ------------------------
     and Acting Secretary